Exhibit 99.1

NEWS RELEASE

November 13, 2014	OTCQX: DPDW

DEEP DOWN REPORTS THIRD QUARTER 2014 RESULTS

HOUSTON, November 13, 2014 /PRNewswire/ -- Deep Down, Inc. (OTCQX: DPDW) ("Deep Down" or the "Company"), an oilfield services company specializing in complex deepwater and ultra-deepwater oil production distribution system support services, today reported financial results for the quarter ended September 30, 2014.

OPERATING RESULTS

For the third quarter of 2014, Deep Down reported net income of $1.2 million, or $0.08 per diluted share, compared to net income of $0.4 million, or $0.03 per diluted share, for the third quarter of 2013.

Revenues for the quarter ended September 30, 2014 were $8.5 million, and were relatively flat when compared to revenues of $8.6 million for the quarter ended September 30, 2013. The $0.1 million decrease is the result of customer delays in certain projects due primarily to lower oil prices.

Gross profit as a percentage of revenues for the third quarter of 2014 and 2013 was 41 percent and 29 percent, respectively. The twelve percentage-point increase is due primarily to a loss recognized on a large fabrication project in the third quarter of 2013. In the third quarter of 2014, our gross profit percentage returned to more normalized levels.

Selling, general and administrative expenses (“SG&A”) for the quarter ended September 30, 2014 was $2.2 million, or 26 percent of revenues.  SG&A for the quarter ended September 30, 2013 was $2.1 million, or 24 percent of revenues. The $0.1 million increase in SG&A is due primarily to added security costs at our new operating facility.

The Company's management evaluates its financial performance based on a non-GAAP measure, Modified EBITDA, which consists of earnings (net income or loss) available to common shareholders before net interest expense, income taxes, depreciation and amortization, and other non-cash and non-recurring charges. Modified EBITDA was $1.8 million for the third quarter of 2014 versus $1.0 million for the third quarter of 2013. The $0.8 million increase in Modified EBITDA was due to increased gross profit before depreciation expense of $1.0 million. This was offset by a $0.2 million increase in SG&A before share-based compensation expense.

LIQUIDITY / CAPITAL RESOURCES

In the third quarter of 2013, in a private placement, we issued 4.4 million shares of our common stock raising net cash proceeds of $7.6 million. Effective April 15, 2014, we completed the renewal of our bank credit facility. At September 30, 2014, we had working capital of $16.2 million, including cash of $6.0 million. Because of these factors, and because of cash we expect to generate from operations, we believe that we will have adequate liquidity to meet our future operating requirements.

EXECUTIVE MANAGEMENT

Ronald E. Smith, Chief Executive Officer, stated, “The projects that were delayed in the first half of the year are getting back on track, which is reflected in our financial results. Our backlog remains fairly strong at $28.7 million at September 30, 2014. Our quoting continues to be very strong; however, we are seeing some delays in commitments from our customers, particularly in the deepwater projects. We remain involved in the planning of several major projects and we believe we will continue to grow with the offshore industry.”

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About Deep Down, Inc.

Deep Down, Inc. is an oilfield services company serving the worldwide offshore exploration and production industry. Deep Down's proven services and technological solutions include distribution system installation support and engineering services, umbilical terminations, loose-tube steel flying leads (LSFL), installation buoyancy, ROVs and tooling, marine vessel automation, control, and ballast systems. Deep Down supports subsea engineering, installation, commissioning, and maintenance projects through specialized, highly experienced service teams and engineered technological solutions. The company's primary focus is on more complex deepwater and ultra-deepwater oil production distribution system support services and technologies, used between the platform and the wellhead. More information about Deep Down is available at www.deepdowncorp.com.

Forward-Looking Statements

Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company's filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

For Further Information

Investor Relations

Casey Stegman

casey@stonegateinc.com

Stonegate Inc.

972.850.2001

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DEEP DOWN, INC.

SUMMARY FINANCIAL DATA

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
(in thousands, except per share amounts)
Results of operations data:
Revenues	$8,462	$8,639	$20,472	$23,953
Cost of sales	4,998	6,164	13,046	15,792
Gross profit	3,464	2,475	7,426	8,161
Total operating expenses	2,228	2,117	7,251	6,411
Operating income	1,236	358	175	1,750
Total other income (expense)	(25)	(39)	219	(115)
Income before income taxes	1,211	319	394	1,635
Income tax (expense) benefit	(32)	62	(23)	(8)
Net income	$1,179	$381	$371	$1,627

Net income per share, basic and diluted
Basic	$0.08	$0.03	$0.02	$0.15
Diluted	$0.08	$0.03	$0.02	$0.15

Weighted-average shares outstanding:
Basic	15,131	11,691	15,195	10,728
Diluted	15,131	11,739	15,195	10,729

Modified EBITDA data:
Net income	$1,179	$381	$371	$1,627
Add back interest expense, net	47	52	156	143
Add back depreciation and amortization	396	393	1,202	1,157
Add back (deduct) income tax expense (benefit)	32	(62)	23	8
Add back Panama exit costs accrual	–	–	192	–
Add back share-based compensation	129	196	564	471
Deduct equity in net income of joint venture	(32)	–	(32)	(1)
Modified EBITDA	$1,751	$960	$2,476	$3,405

(in thousands)
Cash flow data:
Cash provided by (used in):
Operating activities			$2,028	$(1,284)
Investing activities			(55)	(355)
Financing activities			(5,146)	6,060

	September 30, 2014	December 31, 2013
(in thousands)
Balance sheet data:
Cash (included in the September 30, 2014 balance is a compensating balance of $3,900)	$5,987	$5,260
Current assets	20,424	16,614
Current liabilities	4,181	4,705
Working capital	16,243	11,909
Total assets	38,097	38,302
Total debt	3,851	4,934
Total liabilities	7,087	7,923
Stockholders' equity	31,010	30,379

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